Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72583, 333-87427, 333-40652, 333-56712, 333-59786, 333-66078, 333-67446, 333-71966, 333-76880, and 333-85654 on Form S-3 and 333-16529, 333-34002, 333-37366, 333-59200, 333-106733 and 333-106729 on Form S-8 of Calpine Corporation of our report dated March 10, 2003 (March 26, 2003 as to paragraphs two, three and four of Note 29, October 21, 2003 as to paragraph two of Note 12), which expresses an unqualified opinion and includes an explanatory paragraph as to the restatement of the 2001 and 2000 consolidated financial statements and emphasis paragraphs relating to the adoption of new accounting standards and the reclassification of the 2002 and 2001 consolidated financial statements, appearing in this Form 8-K of Calpine Corporation.

/s/ Deloitte & Touche LLP

San Jose, California
October 22, 2003